COMPANY: SECURITY CAPITAL GROUP INCORPORATED
TICKER: "SCZ"
EXCHANGE:  NYSE

FORM-TYPE:  PROSP

DOCUMENT-DATE: January 7, 1999
FILING DATE: January 8, 1999

Pricing Supplement No. 3 Dated January 7, 1999
(To Prospectus Supplement dated November 18, 1998
and Prospectus dated October 13, 1998)

Rule 424(b)(2)
Registration Statement No. 333-64979

Security Capital Group Incorporated
MEDIUM TERM NOTES, SERIES A
(Fixed Rate Notes)

Total Principal Amount:                              $5,000,000

CUSIP:                                               81413TAN7

Settlement Date (Original Issue Date):               January 11, 1999

Maturity Date:                                       January 11, 2005

Agents' Discount or Commission:                      55 bps

Interest Rate Per Annum:                             7.75%

Interest Payment Date(s):

      X    March 15 and September 15 of each year and on the Maturity Date.

     ___   Other:

      X    DTC registered                  ___   non-DTC Registered

The Regular Record Date for the Note will be the date 15 calendar days before each Interest Payment Date, whether or not that date is a Business Day.

(Fixed Rate)
Page 2
Pricing Supplement No. 3
Dated January 7, 1999
Rule 424(b)(2)
Registration Statement No. 333-64979



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.


Plan of Distribution:


                                                       Principal         Price to Public            Net
Agent                            Trade Date              Amount           (Issue Price)          Proceeds 1/
-----                            ----------             --------         ---------------         ----------
Merrill Lynch, Pierce,        January 6, 1999          $5,000,000              100%              $4,972,500
Fenner & Smith
Incorporated


1/  Excluding estimated offering cost to Security Capital Group Incorporated.



Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.55% of the principal amount of the Notes.

DCN:

LANGUAGE:    ENGLISH

LOAD DATE:   January 8, 1999